UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 30, 2013

(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 Shaffer parkway, suite 5, littleton, colorado 80127

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operation and Financial Condition

On October 30, 2013, the registrant provided its unaudited financial results and highlights for the third quarter ended September 30, 2013.  The Company’s full financial results, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Highlights:

•

Completed the public consultation process for the Mt. Todd gold project’s Environmental Impact Statement (“EIS”) and substantially completed responses to comments received, continuing the EIS permitting process that is anticipated to conclude around year-end;

•	Implemented significant cost reduction measures;
•	Reached an agreement to extend the due date of Vista’s Cdn$10 million term loan by one year to March 2015 subject to certain conditions; and
•	Closed in October the sale of the Company’s Los Cardones gold project in Baja California Sur, Mexico, for $13 million in non-dilutive financing and partially repaid the Company’s term loan.

Frederick H. Earnest, President and Chief Executive Officer, commented, “During the third quarter, we continued our strategy of advancing the Mt. Todd gold project toward a ‘development-ready’ status.  We submitted the project’s initial EIS in late June and are now finalizing responses to all comments received during the public consultation process.  We continue to anticipate EIS approval (including certain Federal governmental approvals) around year-end.  Simultaneously, we took steps to improve the Company’s near-term liquidity by implementing previously-announced cost reduction measures and selling the Los Cardones gold project for $13 million, $7 million of which was received in October and $6 million of which is due in January 2014 failing which the ownership of the project would revert to Vista and Vista would retain the $7 million payment (as further explained in our October 18, 2013 press release).  We continue to evaluate other opportunities to raise capital through the sale of non-core assets.”

Summary of Third Quarter 2013 Results

We reported a net loss of $3.0 million or $0.04 per share for the three months ended September 30, 2013.  This includes operating expenses of $3.5 million, an unrealized $4.5 million mark-to-market gain on our investment in Midas Gold Corp., and a $3.5 million impairment charge on the Colomac mill equipment held for sale.  During the three months ended September 30, 2012, we reported net income of $12.3 million or $0.16 per share.

Project expenditures at the Mt. Todd gold project totaled $1.9 million during the quarter, down dramatically from previous quarters as we have now completed several cash intensive programs, and our cost reduction measures are beginning to take effect.

During October, the Company closed the sale of the Los Cardones gold project in Mexico, which resulted in the receipt of $7 million at closing. The remaining $6 million is due January 31, 2014.  We used $3 million of the $7 million to pay down our term loan.  Assuming the remaining $6 million is paid to us in January 2014, we would make an additional $3 million payment against the loan.

Working capital at September 30, 2013 totaled approximately $12.4 million, including cash of approximately $4.3 million.  After giving effect to the extended maturity date and partial repayment of the term loan and the sale of the Los Cardones project, current working capital is approximately $26.1 million, including cash of approximately $8.3 million, and the balance of the term loan is approximately $6.7 million.

To review the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013 or Annual Report on Form 10-K for the year ended December 31, 2012, including the related Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com,  www.sec.gov, or www.vistagold.com.

Management Conference Call

A conference call with management to review our financial results for the three months ended September 30, 2013 and to discuss corporate and project activities is scheduled for Thursday, October 31, 2013 at 2:30pm MDT.

Toll-free in North America: 1-866-443-4188

International: 1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/webcast/vistagold/q3-2013/site/

This call will be archived and available at www.vistagold.com after October 31, 2013.  Audio replay will be available for 21 days by calling toll-free in North America: 1-866-245-6755, passcode 43762.

All dollar amounts in the press release are U.S. dollars unless otherwise indicated.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 7.01  Regulation FD

On October 30, 2013, the Registrant issued a press release providing its unaudited financial results and highlights for the third quarter ended September 30, 2013.    A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1Press Release dated  October 30, 2013*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By: /s/John F. Engele John F. Engele Chief Financial Officer
VISTA GOLD CORP. (Registrant)
Dated: November 1, 2013	By: /s/John F. Engele John F. Engele Chief Financial Officer